AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of March 31, 2011, by and between Dime Community Bancshares, Inc., a savings and loan holding company organized and operating under the laws of the State of Delaware and having an office at 209 Havemeyer Street, Brooklyn, New York 11211 (“Company”) and Kenneth J. Mahon ("Mr. Mahon").

W I T N E S S E T H :

WHEREAS, Mr. Mahon and the Company are parties to an Employment Agreement made and entered into as of June 26, 1996 (the “Initial Effective Date”) pursuant to which Mr. Mahon serves the Company in the capacity of First Executive Vice President and Chief Financial Officer of the Company and its wholly owned subsidiary, The Dime Savings Bank of Williamsburgh (“Bank”); and

WHEREAS, such Agreement was amended as of January 1, 2003 (the “Prior Agreement”); and

WHEREAS, the parties desire to amend and restate the Prior Agreement for the purpose, among others, of compliance with the applicable requirements of Section 409A of the Internal  Revenue Code of 1986 (“the Code”); and

WHEREAS, the Company desires to assure for itself the continued availability of Mr. Mahon’s services and the ability of Mr. Mahon to perform such services with a minimum of personal distraction in the event of a pending or threatened Change in Control (as hereinafter defined); and

WHEREAS, Mr. Mahon is willing to continue to serve the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company and Mr. Mahon hereby agree as follows:

1.           Representations and Warranties of the Parties.

(a)           The Company hereby represents and warrants to Mr. Mahon that:

(i)           it has all requisite power and authority to execute, enter into and deliver this Agreement and to perform each and every one of its obligations hereunder; and

(ii)           the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of the Company; and

(iii)           neither the execution or delivery of this Agreement, nor the performance of or compliance with any of the terms and conditions hereof, is prevented or in any way limited by (A) any agreement or instrument to which the Company is a party or by which it is bound, or (B) any provision of law, including, without limitation, any statute, rule or regulation or any order of any court or administrative agency, applicable to the Company or its business.

(b)           Mr. Mahon hereby represents and warrants to the Company that:

(i)           he has all requisite power and authority to execute, enter into and deliver this Agreement and to perform each and every one of his obligations hereunder; and

(ii)           neither the execution or delivery of this Agreement, nor the performance of or compliance with any of the terms and conditions hereof, is prevented or in any way limited by (A) any agreement or instrument to which he is a party or by which he is bound, or (B) any provision of law, including, without limitation, any statute, rule or regulation or any order of any court or administrative agency, applicable to him.

2.           Employment.

The Company hereby continues the employment of Mr. Mahon, and Mr. Mahon hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

3.           Employment Period.

(a)           The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 3 (“Employment Period”).  The Employment Period shall be for an initial term of three years beginning on the Initial Effective Date and ending on the third anniversary date of the Initial Effective Date, plus such extensions, if any, as are provided pursuant to section 3(b).

(b)           Beginning on the Initial Effective Date, the Employment Period shall automatically be extended for one (1) additional day each day, unless either the Company or Mr. Mahon elects not to extend the Agreement further by giving written notice to the other party, in which case the Employment Period shall end on the third anniversary of the date on which such written notice is given.  Upon termination of Mr. Mahon’s employment with the Company for any reason whatsoever, any daily extensions provided pursuant to this section 3(b), if not therefore discontinued, shall automatically cease.

(c)           The Company or Mr. Mahon may, at any time by written notice given to the other, elect to discontinue the daily extension of the Employment Period.  Any such notice given by the Company shall be accompanied by a certified copy of a resolution, adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board duly called and held, authorizing the giving of such notice.

(d)           Notwithstanding anything herein contained to the contrary:  (i) Mr. Mahon’s employment with the Company may be terminated during the Employment Period, in accordance with the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Mr. Mahon’s employment following the expiration of the Employment Period upon such terms and conditions as the Company and Mr. Mahon may mutually agree upon.

(e)           For all purposes of this Agreement, any reference to the “Remaining Unexpired Employment Period” as of any specified date shall mean the period commencing on the date specified and ending on the later of (i) the third anniversary of the Initial Effective Date, and (ii) the earlier of the third anniversary of any earlier date on which either the Company or Mr. Mahon has elected to discontinue the daily extensions of the Employment Period, or the third anniversary of Mr. Mahon’s termination of employment for any reason.

4.           Duties.

During the Employment Period, Mr. Mahon shall:

(a)           except to the extent allowed under section 7 of this Agreement, devote his full business time and attention to the business and affairs of the Company and use his best efforts to advance the Company’s interests;

(b)           serve as First Executive Vice President and Chief Financial Officer if duly appointed and/or elected to serve in such position; and

(c)           have such functions, duties and responsibilities not inconsistent with his title and office as may be assigned to him by or under the authority of the Board of Directors of the Company (“Board”), in accordance with organization Certificate, By-laws, Applicable Laws, Statutes and Regulations, custom and practice of the Company as in effect on the date first above written. Mr. Mahon shall have such authority as is necessary or appropriate to carry out his assigned duties. Mr. Mahon shall report to and be subject to direction and supervision by the Board.

(d)           none of the functions, duties and responsibilities to be performed by Mr. Mahon pursuant to this Agreement shall be deemed to include those functions, duties and responsibilities performed by Mr. Mahon in his capacity as director of the Company.

5.           Compensation -- Salary and Bonus.

In consideration for services rendered by Mr. Mahon under this Agreement, the Company shall pay to Mr. Mahon a salary at an annual rate equal to:

(a)           during the period beginning on January 1, 2009 and ending on December 31, 2009, no less than $________;

(b)           during each calendar year that begins after December 31, 2009, such amount as the Board may, in its discretion, determine, but in no event less than the rate in effect on December 31, 2009; or

(c)           for each calendar year that begins on or after a Change in Control, the product of Mr. Mahon’s annual rate of salary in effect immediately prior to such calendar year, multiplied by the greatest of:

(i)           1.06;

(ii)           the quotient of (A) the U.S. City Average All Items Consumer Price Index for All Urban Consumers (or, if such index shall cease to be published, such other measure of general consumer price levels as the Board may, in good faith, prescribe) for October of the immediately preceding calendar year, divided by (B) the U.S. City Average All Items Consumer Price Index for All Urban Consumers (or, if such index shall cease to be published, such other measure of general consumer price levels as the Board may, in good faith, prescribe) for October of the second preceding calendar year; and

(iii)           the quotient of (A) the average annual rate of salary, determined as of the first day of such calendar year, of the officers of the Company (other than Mr. Mahon) who are assistant vice presidents or more senior officers, divided by (B) the average annual rate of salary, determined as of the first day of the immediately preceding calendar year, of the officers of the Company (other than Mr. Mahon) who are assistant vice presidents or more senior officers;

The salary payable under this section 5 shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices.  Nothing in this section 5 shall be construed as prohibiting the payment to Mr. Mahon of a salary in excess of that prescribed under this section 5 or of additional cash or non-cash compensation in a form other than salary, to the extent that such payment is duly authorized by or under the authority of the Board. No portion of the compensation paid to Mr. Mahon pursuant to this Agreement shall be deemed to be compensation received by Mr. Mahon in his capacity as director of the Company.

6.           Employee Benefit Plans and Programs; Other Compensation.

Except as otherwise provided in this Agreement, Mr. Mahon shall be treated as an employee of the Company and be entitled to participate in and receive benefits under the Company’s Retirement Plan, Incentive Savings Plan, group life and health (including medical and major medical) and disability insurance plans, and such other employee benefit plans and programs, including but not limited to any long-term or short-term incentive compensation plans or programs (whether or not employee benefit plans or programs), as the Company may maintain from time to time, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and with the Company’s customary practices.  Following a Change in Control, all such benefits to Mr. Mahon shall be continued on terms and conditions substantially identical to, and in no event less favorable than, those in effect prior to the Change in Control.

7.           Board Memberships and Personal Activities.

(a)           Mr. Mahon may serve as a member of the board of directors of such business, community and charitable organizations as he may disclose to the Board from time to time, and he may engage in personal business and investment activities for his own account; provided, however, that such service and personal business and investment activities shall not materially interfere with the performance of his duties under this Agreement.

(b)           Mr. Mahon may also serve as an officer or director of the Bank on such terms and conditions as the Company and the Bank may mutually agree upon, and such service shall not be deemed to materially interfere with Mr. Mahon’s performance of his duties hereunder or otherwise result in a material breach of this Agreement.  If Mr. Mahon is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall (subject to the Company’s powers of termination hereunder) continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

8.           Working Facilities and Expenses.

Mr. Mahon’s principal place of employment shall be at the Company’s executive offices at the address first above written, or at such other location in the New York metropolitan area as determined by the Board.  The Company shall provide Mr. Mahon, at his principal place of employment, with a private office, stenographic services and other support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement.  The Company shall provide Mr. Mahon with an automobile  suitable to his position with the Company in accordance with its prior practices, and such automobile shall be used by Mr. Mahon in carrying out his duties under this Agreement, including commuting between his residence and his principal place of employment.  The Company shall (i) reimburse Mr. Mahon for the cost of maintenance and servicing such automobile and, for instance, gasoline and oil for such automobile; (ii) reimburse Mr. Mahon for his ordinary and necessary business expenses, incurred in the performance of his duties under this Agreement (including but not limited to travel and entertainment expenses); and (iii) reimburse Mr. Mahon for fees for memberships in such clubs and organizations as Mr. Mahon and the Company and such other expenses as Mr. Mahon and the Company shall mutually agree are necessary and appropriate for business purposes, upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require, each such reimbursement payment to be made promptly following receipt of the itemized account and in any event not later than the last day of the year following the year in which the expense was incurred.  Mr. Mahon shall be entitled to no less than four (4) weeks of paid vacation during each year in the Employment Period.  Mr. Mahon shall be responsible for the payment of any taxes on account of his personal use of the automobile provided by the Company and on account of any other benefit provided herein.

9.           Termination Giving Rise to Severance Benefits.

(a)           In the event that Mr. Mahon’s employment with the Company shall terminate during the Employment Period other than on account of:

(i)           a Termination for Cause (within the meaning of section 12(a) of this Agreement);

(ii)           a voluntary resignation by Mr. Mahon other than a Resignation for Good Reason (within the meaning of section 12(b) of this Agreement);

(iii)           a termination on account of Mr. Mahon’s death; or

(iv)           a termination after both of the following conditions exist: (A) Mr. Mahon has been absent from the full-time service of the Company on account of his Disability (as defined in section 11(b) of this Agreement) for at least six (6) consecutive months; and (B) Mr. Mahon shall have failed to return to work in the full-time service of the Company within thirty (30) days after written notice requesting such return is given to Mr. Mahon by the Company;

then the Company shall provide to Mr. Mahon the benefits and pay to Mr. Mahon the amounts provided under section 9(b) of this Agreement.

(b)           In the event that Mr. Mahon’s employment with the Company shall terminate under circumstances described in section 9(a) of this Agreement, the following benefits and amounts shall be paid or provided to Mr. Mahon (or, in the event of his death, to his estate), in accordance with section 30, on his termination of employment:

(i)           his earned but unpaid salary as of the date of the termination of his employment with the Company, payable when due but in no event later than thirty (30) days following his termination of employment with the Company, and a portion of any outstanding cash incentive award (whether for an annual or longer performance period), pro-rated to reflect the portion of the performance period that elapses prior to termination of employment and payable at the same time and subject to the same terms and conditions (including but not limited to satisfaction of performance criteria) applicable under the relevant plan;

(ii)           (A) the benefits, if any, to which Mr. Mahon and his family and dependents are entitled as a former employee, or family or dependents of a former employee, under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company’s officers and employees, in accordance with the terms of such plans and programs in effect on the date of his termination of employment, or if his termination of employment occurs after a Change in Control, on the date of his termination of employment or on the date of such Change in Control, whichever results in more favorable benefits as determined by Mr. Mahon, where credit is given for three additional years of service and age in determining eligibility and benefits for any plan and program where age and service are relevant factors, and (B) payment for all unused vacation days and floating holidays in the year in which his employment is terminated, at his highest annual rate of salary for such year;

(iii)           continued group life, health (including hospitalization, medical and major medical, dental, accident and long-term disability insurance benefits), in addition to that provided pursuant to section 9(b)(ii) of this Agreement and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide Mr. Mahon and his family and dependents for a period of three years following termination of employment, coverage identical to and in any event no less favorable than the coverage to which they would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change in Control, on the date of his termination of employment or during the one-year period ending on the date of such Change in Control, whichever results in more favorable benefits as determined by Mr. Mahon) if he had continued working for the Company during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement; provided, however, that, to the extent that the promise or provision of any continued group health benefit pursuant to this section 9(b)(iii) would cause a group health plan maintained for the officers or employees of the Company or the Bank to fail to comply with section 2716 of the Public Health Service Act, Mr. Mahon shall be provided with distributions of cash in lieu of such benefit, at the same times and in the same forms as the premium payments which would have been made to provide such benefit, in amounts adequate for Mr. Mahon to purchase a comparable health benefit;

(iv)           a lump sum payment in an amount equal to the sum of (A) the present value of the salary that Mr. Mahon would have earned if he had worked for the Company during the Remaining Unexpired Employment Period at the highest annual rate of salary (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) provided for under this Agreement, where such present value is to be determined using a discount rate of six percent (6%) per annum, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers, plus (B) the product of (I) the amount payable under (A) above, multiplied by (II) the target bonus (expressed as a percentage of salary) for the year in which termination occurs, or, if higher, the average of the actual bonuses earned (expressed as a percentage of salary) for the most recent three (3) years;

(v)           a lump sum payment in an amount equal to the excess, if any, of: (A) the present value of the benefits to which he would be entitled under any defined benefit plans maintained by, or covering employees of, the Company (including any “excess benefit plan” within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other special or supplemental plan) as in effect on the date of his termination, if he had worked for the Company during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement and been fully vested in such plan or plans and had continued working for the Company during the Remaining Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period, over (B) the present value of the benefits to which he is actually entitled under any such plans maintained by, or covering employees of, the Company as of the date of his termination where such present values are to be determined using a discount rate of six percent (6%) per annum, compounded monthly, and the mortality tables prescribed under section 72 of the Internal Revenue Code of 1986 (“Code”); provided, however, that if payments are made under this section 9(b)(v) as a result of this section deeming otherwise unvested amounts under such defined benefit plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

(vi)           a lump sum payment in an amount equal to the excess, if any, of (A) the present value of the benefits attributable to the Company’s contribution to which he would be entitled under any defined contribution plans maintained by, or covering employees of, the Company (including any “excess benefit plan” within the meaning of section 3(36) of ERISA, or other special or supplemental plan) as in effect on the date of his termination, if he had worked for the Company during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement, and made the maximum amount of employee contributions, if any, required or permitted under such plan or plans, and been eligible for the highest rate in matching contributions under such plan or plans during the Remaining Unexpired Employment Period which is prior to Mr. Mahon’s termination of employment with the Company, and been fully vested in such plan or plans, over (B) the present value of the benefits attributable to the Company’s contributions to which he is actually entitled under such plans as of the date of his termination of employment with the Company, where such present values are to be determined using a discount rate of six percent (6%) per annum, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers; provided, however, that if payments are made under this section 9(b)(vi) as a result of this section deeming otherwise unvested amounts under such defined contribution plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

(vii)           the payments that would have been made to Mr. Mahon under any incentive compensation plan maintained by, or covering employees of, the Company (other than bonus payments to which section 9(b)(iv) of this Agreement is applicable or incentive awards that are equity-based or granted in lieu of equity-based awards) if he had continued working for the Company during the Remaining Unexpired Employment Period and had earned an incentive award in each calendar year that ends during the Remaining Unexpired Employment Period in an amount equal to the product of (A) the present value of the compensation that would have been paid to Mr. Mahon during each calendar year at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) provided for under this Agreement, where such present value is to be determined using a discount rate of six percent (6%) per annum, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers, multiplied by (B) the target incentive award (expressed as a percentage of compensation) for the year in which termination occurs, or, if higher, the average of the actual incentive awards earned (expressed as a percentage of compensation) for the most recent three (3) years, such payments to be made at the same time and in the same manner as payments are made to other officers of the Company pursuant to the terms of such incentive compensation plan; provided, however, that payments under this section 9(b)(vii) shall not be made to Mr. Mahon for any year on account of which no payments are made to any of the Company’s officers under any such incentive compensation plan; and

(viii)           the benefits to which Mr. Mahon is entitled under the Company’s Supplemental Executive Retirement Plan (or other excess benefits plan with the meaning of section 3(36) of ERISA or other special or supplemental plan) shall be paid to him in a lump sum, where such lump sum is computed using the mortality tables under the Company’s tax-qualified pension plan and a discount rate of 6% per annum.  If the amount may be increased by a subsequent Change in Control, any additional payment shall be made at the time and in the form provided under the relevant plan, or, if no such time or form is provided, upon the first of the following events to occur on or after the date of such Change in Control: a change in control event (within the meaning of Treasury Regulation section 1.409A-3(i)(5)) with respect to Mr. Mahon, Mr. Mahon’s separation from service (within the meaning of section 1.409A-1(h)), Mr. Mahon’s death or Mr. Mahon’s disability (within the meaning of Treasury Regulation section 1.409A-3(i)(4)).  From the date of such Change of Control until the date of payment, any additional payment so deferred shall be held in trust for Mr. Mahon, the terms of which trust shall be those set forth in section 30.

(c)           Mr. Mahon shall not be required to mitigate the amount of any payment provided for in this section 9 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this section 9 be reduced by any compensation earned by Mr. Mahon as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Mr. Mahon to the Company, or otherwise except as specifically provided in section 9(b) (iii) of this Agreement or except as provided in section 28 to avoid duplication of payments.  The Company and Mr. Mahon hereby stipulate that the damages which may be incurred by Mr. Mahon as a consequence of any such termination of employment are not capable of accurate measurement as of the date first above written and that the benefits and payments provided for in this Agreement constitute a reasonable estimate under the circumstances of all damages sustained as a consequence of any such termination of employment, other than damages arising under or out of any stock option, restricted stock or other non-qualified stock acquisition or investment plan or program, it being understood and agreed that this Agreement shall not determine the measurement of damages under any such plan or program in respect of any termination of employment.

10.           Termination Without Severance Benefits.

In the event that Mr. Mahon’s employment with the Company shall terminate during the Employment Period on account of:

(a)           Termination for Cause (within the meaning of section 12(a) of this Agreement);

(b)           voluntary resignation by Mr. Mahon other than a Resignation for Good Reason (within the meaning of section 12(b) of this Agreement); or

(c)           Mr. Mahon’s death;

then the Company shall have no further obligations under this Agreement, other than the payment to Mr. Mahon (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such other benefits, if any, to which he is entitled as a former employee under the Company’s employee benefit plans and programs and compensation plans and programs and payment for all unused vacation days and floating holidays in the year in which his employment is terminated, at his highest annual salary for such year.

11.           Death and Disability.

(a)           Death.  If Mr. Mahon’s employment is terminated by reason of Mr. Mahon’s death during the Employment Period, this Agreement shall terminate without further obligations to Mr. Mahon’s legal representatives under this Agreement, other than for payment of amounts and provision of benefits under sections 9(b) (i) and (ii); provided, however, that if Mr. Mahon dies while in the employment of the Company, his designated beneficiary(ies) shall receive a death benefit, payable through life insurance or otherwise, which is the equivalent on a net after-tax basis of the death benefit payable under a term life insurance policy, with a stated death benefit of three times Mr. Mahon’s then Annual Base Salary; provided further, however, that any such benefit shall be reduced, but not below zero, by the amount of any death benefits payable to any designated beneficiary(ies) of Mr. Mahon under any life insurance provided by the Company or the Bank.

(b)           Disability.  If Mr. Mahon’s employment is terminated by reason of Mr. Mahon’s Disability as defined in section 11(c) during the Employment Period, this Agreement shall terminate without further obligations to Mr. Mahon, other than for payment of amounts and provision of benefits under section 9(b) (i) and (ii); provided, however, that in the event of Mr. Mahon’s Disability while in the employment of the Company, the Company will pay to him, in accordance with section 30, a lump sum amount equal to three times his then annual base salary; provided further, however, that any such benefit shall be reduced, but not below zero, by the amount of any disability benefits payable to or for Mr. Mahon under any disability plan provided by the Company or the Bank.

(c)           For purposes of this Agreement, “Disability” shall be defined in accordance with the terms of the Company’s long term disability policy.

(d)           Payments under this section 11 shall be made upon Mr. Mahon’s death or termination due to Disability.

12.           Definition of Termination for Cause and Resignation for Good Reason.

(a)           Mr. Mahon’s termination of employment with the Company shall be deemed a “Termination for Cause” if such termination occurs upon:

(i)           Mr. Mahon’s willful and continued failure to substantially perform his duties with the Company (other than any failure resulting from incapacity due to physical or mental illness or any actual or anticipated failure following notice by Mr. Mahon of an intended Resignation for Good Reason) after a written demand for substantial performance is delivered to him by the Board, which demand specifically identifies the manner in which the Board believes Mr. Mahon has not substantially performed his duties, and the failure to cure such breach within sixty (60) days following written notice thereof from the Company;

(ii)           the intentional and willful engaging in dishonest conduct in connection with his performance of services for the Company resulting in his conviction of or plea of guilty or nolo contendere to a felony, fraud, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease-and-desist order; or

(iii)           the willful and intentional breach of the material terms of the Agreement in any material respect.

No act, or failure to act, on Mr. Mahon’s part shall be deemed willful unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Mr. Mahon in good faith and in the best interests of the Company.  Notwithstanding the foregoing, no termination of Mr. Mahon’s employment shall be a Termination for Cause unless there shall have been delivered to Mr. Mahon a copy of a resolution duly adopted by the affirmative vote of a majority of the Board of Directors (or, following a Change in Control, an affirmative vote of three-quarters of the Board of Directors) at a meeting of the Board called and held for such purpose (after reasonable notice to Mr. Mahon and an opportunity for Mr. Mahon, together with his counsel, to be heard before the Board) finding that in good faith opinion of the Board circumstances described in section 12(a) (i) or (ii) exist and specifying the particulars thereof in detail.

(b)           Mr. Mahon’s termination of employment with the Company shall be deemed a Resignation for Good Reason if such termination occurs following any one or more of the following events:

(i)           (A) the assignment to Mr. Mahon of any duties inconsistent with Mr. Mahon’s status as First Executive Vice President and Chief Financial Officer of the Company or (B) a substantial adverse alteration in the nature or status of Mr. Mahon’s responsibilities from those in effect immediately prior to the alteration;

(ii)           a reduction by the Company in Mr. Mahon’s annual base salary as in effect on the date first above written or as the same may be increased from time to time, unless such reduction was mandated at the initiation of any regulatory authority having jurisdiction over the Company;

(iii)           the relocation of the Company’s principal executive offices to a location outside the New York metropolitan area or the Company’s requiring Mr. Mahon to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with Mr. Mahon’s business travel obligations at the date first above written;

(iv)           the failure by the Company, without Mr. Mahon’s consent, to pay to Mr. Mahon, within seven (7) days of the date when due, (A) any portion of his compensation, or (B) any portion of an installment of deferred compensation under any deferred compensation program of the Company, which failure is not inadvertent and immaterial and which is not promptly cured by the Company after notice of such failure is given to the Company by the Executive;

(v)           the failure by the Company to continue in effect any compensation plan in which Mr. Mahon participates on or after January 1, 2003 which is material to his total compensation, including but not limited to the Retirement Plan and the Company’s Incentive Savings Plan or any substitute plans unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue his participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, unless such failure is the result of action (A) mandated at the initiative of any regulatory authority having jurisdiction over the Company or (B) generally applicable to all covered employees;

(vi)           the failure by the Company to continue to provide Mr. Mahon with benefits substantially similar to those enjoyed by Mr. Mahon as of January 1, 2003 under the Retirement Plan and the Company’s Incentive Savings Plan or under any of the Company’s life, health (including hospitalization, medical and major medical), dental, accident, and long-term disability insurance benefits, in which Mr. Mahon is participating, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Mr. Mahon of the number of paid vacation days to which he is entitled, on the basis of years of service with the Company, rank or otherwise, in accordance with the Company’s normal vacation policy, unless such failure is the result of action (A) mandated at the initiative of any regulatory authority having jurisdiction over the Company or (B) generally applicable to all covered employees;

(vii)           the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in section 15(a) of this Agreement;

(viii)           any purported termination of employment by the Company which is not effected pursuant the provisions of section 12(a) regarding Termination for Cause or on account of Disability;

(ix)           a material breach of this Agreement by the Company, which the Company fails to cure within thirty (30) days following written notice thereof from Mr. Mahon;

(x)           a change in the position to which Mr. Mahon reports.

13.           Definition of Change in Control.

For purposes of this Agreement, a Change in Control of the Company shall mean:

(a)           the occurrence of any event upon which any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (C) Mr. Mahon, or any group otherwise constituting a person in which Mr. Mahon is a member, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Company representing 25% or more of the combined voting power of all of the Company’s then outstanding securities; or

(b)           the occurrence of any event upon which the individuals who on the Initial Effective Date are members of the Board, together with individuals (other than any individual designated by a person who has entered into an agreement with the Company to effect a transaction described in section 13(a) or 13(c) of this Agreement) whose election by the Board or nomination for election by the Company’s stockholders was approved by the affirmative vote of at least two-thirds of the members of Board then in office who were either members of the Board on  the Initial Effective Date or whose nomination or election was previously so approved cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(c)           (i)           the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

(A)           either (I) the members of the Board of the Company immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (II) the shareholders of the Company own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities then outstanding in substantially the same proportions as their ownership of voting securities of the Company before such merger or consolidation; and

(B)           the entity which results from such merger or consolidation expressly agrees in writing to assume and perform the Company’s obligations under this Agreement; or

(ii)           the shareholders of the Company approve either a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets; and

(d)           any event which would be described in section 13(a), (b) or (c) if the term “Bank” were substituted for the term “Company” therein. Such event shall be deemed to be a Change in Control under the relevant provision of section 13(a), (b) or (c).

It is understood and agreed that more than one Change in Control may occur at the same or different times during the Employment Period and that the provisions of this Agreement shall apply with equal force and effect with respect to each such Change in Control.

14.           No Effect on Employee Benefit Plans or Programs.

Except as expressly provided in this Agreement, the termination of Mr. Mahon’s employment during the Employment Period or thereafter, whether by the Company or by Mr. Mahon, shall have no effect on the rights and obligations of the parties hereto under the Company’s or the Bank’s Retirement Plan and the Company’s Incentive Savings Plan, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs (whether or not employee benefit plans or programs) and, following the conversion of the Company to stock form, any stock option and appreciation rights plan, employee stock ownership plan and restricted stock plan, as may be maintained by, or cover employees of, the Company from time to time.

15.           Successors and Assigns.

(a)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed to constitute a material breach of the Company’s obligations under this Agreement.

(b)           This Agreement will inure to the benefit of and be binding upon Mr. Mahon, his legal representatives and testate or intestate distributees, and the Company, their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Company may be sold or otherwise transferred.

16.           Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Mr. Mahon:

[Home address.]

If to the Company:

Dime Community Bancshares, Inc.

209 Havemeyer Street

Brooklyn, New York 11211

Attention: Corporate Secretary

with a copy to:

Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

Attention: W. Edward Bright, Esq.

17.           Indemnification and Attorneys’ Fees.

The Company shall pay to or on behalf of Mr. Mahon all reasonable costs, including legal fees, incurred by him in connection with or arising out of his consultation with legal counsel or in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that this section 17 shall not obligate the Company to pay costs and legal fees on behalf of Mr. Mahon under this Agreement in excess of $50,000.  Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which Mr. Mahon incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to Mr. Mahon’s right to reimbursement; provided, however, that Mr. Mahon shall have submitted to the Company documentation supporting such expenses at such time and in such manner as the Company may reasonably require.

18.           Excise Tax Indemnification.

(a)           If Mr. Mahon’s employment terminates under circumstances entitling him (or in the event of his death, his estate) to the Additional Termination Entitlements, the Company shall pay to Mr. Mahon (or in the event of his death, his estate) an additional amount intended to indemnify him against the financial effects of the excise tax imposed on excess parachute payments under section 280G of the Code (the “Tax Indemnity Payment”).  The Tax Indemnity Payment shall be determined under the following formula:

X      =       E x P

1-[(FI x (1-SLI)) + SLI + E + M]

where

E	=	the percentage rate at which an excise tax is assessed under section 4999 of the Code;

P	=	the amount with respect to which such excise tax is assessed, determined without regard to this section 16;

FI	=	the highest marginal rate of income tax applicable to Mr. Mahon under the Code for the taxable year in question;

SLI	=	the sum of the highest marginal rates of income tax applicable to Mr. Mahon under all applicable state and local laws for the taxable year in question; and

M	=	the highest marginal rate of Medicare tax applicable to Mr. Mahon under the Code for the taxable year in question.

Such computation shall be made at the expense of the Company by a member of the firm of Thacher Proffitt & Wood, or by an attorney or a firm of independent certified public accountants selected by Mr. Mahon and reasonably satisfactory to the Company (the “Tax Advisor”) and shall be based on the following assumptions: (i) that a change in ownership, a change in effective ownership or control, or a change in ownership of a substantial portion of assets, of the Bank or the Company has occurred within the meaning of section 280G of the Code (a “280G Change of Control”); (ii) that all direct or indirect payments made to or benefits conferred upon Mr. Mahon on account of his termination of employment are “parachute payments” within the meaning of section 280G of the Code; and (iii) that no portion of such payments is reasonable compensation for services rendered prior to Mr. Mahon’s termination of employment.

(b)           With respect to any payment that is presumed to be a parachute payment for purposes of section 280G of the Code, the Tax Indemnity Payment shall be made to Mr. Mahon on the earlier of the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax or the date the tax is required to be paid by Mr. Mahon, unless, prior to such date, the Company delivers to Mr. Mahon the written opinion, in form and substance reasonably satisfactory to Mr. Mahon, of the Tax Advisor or of an attorney or firm of independent certified public accountants selected by the Company and reasonably satisfactory to Mr. Mahon, to the effect that Mr. Mahon has a reasonable basis on which to conclude that (i) no 280G Change in Control has occurred, or (ii) all or part of the payment or benefit in question is not a parachute payment for purposes of section 280G of the Code, or (iii) all or a part of such payment or benefit constitutes reasonable compensation for services rendered prior to the 280G Change of Control, or (iv) for some other reason which shall be set forth in detail in such letter, no excise tax is due under section 4999 of the Code with respect to such payment or benefit (the “Opinion Letter”). If the Company delivers an Opinion Letter, the Tax Advisor shall recompute, and the Company shall make, the Tax Indemnity Payment in reliance on the information contained in the Opinion Letter.

(c)           In the event that Mr. Mahon’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount with respect to which the Tax Indemnity Payment is made, Mr. Mahon or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under section 18(b), when increased by the amount of the payment made to Mr. Mahon under this section 18(c), or when reduced by the amount of the payment made to the Company under this section 18(c), equals the amount that should have properly been paid to Mr. Mahon under section 18(a).  The interest paid to the Company under this section 18(c) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code.  The payment made to Mr. Mahon shall include such amount of interest as is necessary to satisfy any interest assessment made by the Internal Revenue Service and an additional amount equal to any monetary penalties assessed by the Internal Revenue Service on account of an underpayment of the excise tax.  To confirm that the proper amount, if any, was paid to Mr. Mahon under this section 18, Mr. Mahon shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service. Nothing in this Agreement shall give the Company any right to control or otherwise participate in any action, suit or proceeding to which Mr. Mahon is a party as a result of positions taken on his federal income tax return with respect to his liability for excise taxes under section 4999 of the Code.  Any payment pursuant to this section 18(c) shall in any case be made no later than the last day of the calendar year following the calendar year in which any additional taxes for which the Tax Indemnity Payment is to be made are remitted to the Internal Revenue Service.

19.           Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

20.           Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against who its enforcement is sought.  Any waiver or relinquishment of such right or power at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

21.           Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

22.           Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles.

23.           Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

24.           Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Employment Agreement dated June 26, 1996 between the Bank and Mr. Mahon, as amended.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Company shall reasonably deem necessary or appropriate to effect compliance with Section 409A of the Code and the regulations thereunder, and to avoid the imposition of penalties and additional taxes under Section 409A of the Code, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to Mr. Mahon on a present value basis.

25.           Arbitration Clause.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; the expense of such arbitration shall be borne by the Company.

26.           Provisions of Law.

Notwithstanding anything herein contained to the contrary, any payments to Mr. Mahon by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

27.           Guarantee.

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which Mr. Mahon is or may be entitled to under the terms and conditions of the employment agreement dated as of  the _______ day of _______, 2008 between the Bank and Mr. Mahon, a copy of which is attached hereto as Exhibit A.

28.           Non-duplication.

In the event that Mr. Mahon shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to Mr. Mahon by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Mr. Mahon for all services to the Company and all of its direct or indirect subsidiaries.

29.           Waiver of Prior Rights.

Mr. Mahon hereby permanently and irrevocably waives any right that he now has or may have had to collect termination benefits under the Amended and Restated Employment Agreement between the Company and Mr. Mahon made and entered into as of June 26, 1996, as amended, or the Amended and Restated Employment Agreement between the Bank and Mr. Mahon made and entered into as of June 26, 1996, as amended, by virtue of any act, omission, fact, event or circumstance whatsoever, whether or not known to Mr. Mahon, that occurred or was in existence on January 31, 2011, including but not limited to the cessation of benefit accruals under the qualified and non-qualified defined benefit plans of the Company and the Bank and the renegotiation of the outstanding securities acquisition loan under the Company's Employee Stock Ownership Plan.  The Bank shall be a third party beneficiary of this Agreement with full powers to enforce the waiver contained herein for its benefit.

30.           Compliance with Section 409A of the Code.

Mr. Mahon and the Company acknowledge that each of the payments and benefits promised to Mr. Mahon under this Agreement must either comply with the requirements of Section 409A of the Code ("Section 409A") and the regulations thereunder or qualify for an exception from compliance.  To that end, Mr. Mahon and the Company agree that:

(a)           the expense reimbursements described in Section 8 and legal fee reimbursements described in Section 17 are intended to satisfy the requirements for a "reimbursement plan" described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

(b)           the payment described in Section 9(b)(i) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Company’s customary payment timing arrangement;

(c)           the benefits and payments described in Section 9(b)(ii) are expected to comply with or be excepted from compliance with Section 409A on their own terms;

(d)           the welfare benefits provided in kind under section 9(b)(iii) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5) and/or as benefits not includible in gross income; and

(e) the Tax Indemnity Payment provided under section 18 is intended to satisfy the requirements for a “tax gross-up payment” described in Treasury Regulation section 1.409A-3(i)(1)(v).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of Mr. Mahon’s termination of employment to the date of actual payment) to and paid on the later of the date sixty (60) days after Mr. Mahon’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if Mr. Mahon is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following Mr. Mahon’s separation from service.  Each amount payable under this plan that is required to be deferred beyond Mr. Mahon’s separation from service, shall be deposited on the date on which, but for such deferral, the Company would have paid such amount to Mr. Mahon, in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Company with the approval of Mr. Mahon (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by Mr. Mahon (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.  Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Mr. Mahon has hereto set his hand, all as of the day and year first above written.

/s/ KENNETH J. MAHON

ATTEST	DIME COMMUNITY BANCSHARES, INC.

By:         By:
Secretary                                                                    for the Board of Directors

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 31st day of March 2011, by and between The Dime Savings Bank of Williamsburgh, a savings bank organized and operating under the federal laws of the United States and having an office at 209 Havemeyer Street, Brooklyn, New York 11211 ("Bank") and Kenneth J. Mahon, residing at [ADDRESS OMITTED] and amends and restates the Amended and Restated Employment Agreement made as of June 26, 1996 between the Bank and Mr. Mahon.

W I T N E S S E T H :

WHEREAS, Mr. Mahon currently serves the Bank in the capacity of First Executive Vice President and Chief Financial Officer; and

WHEREAS, the Bank is a wholly owned subsidiary of Dime Community Bancshares, Inc., a savings and loan holding company organized and operating under the laws of the State of Delaware and having an office at 209 Havemeyer Street, Brooklyn, New York 11211 (“Company”); and

WHEREAS, the Bank and Mr. Mahon are parties to an Employment Agreement made and entered into as of the 1st day of January, 1992 (the “Initial Effective Date”) and amended and restated as of the 1st day of October, 1995, and further amended on the 26th day of June, 1996 ("Prior Agreement"); and

WHEREAS, the Bank and Mr. Mahon desire to amend and restate the Prior Agreement for the purpose, among others, of compliance with the applicable requirements of Section 409A of the Internal Revenue Code of 1986 (“the Code”); and

WHEREAS, for purposes of securing for the Bank Mr. Mahon's continued services, the Board of Directors of the Bank ("Board") has approved and authorized the execution of this Agreement with Mr. Mahon; and

WHEREAS, Mr. Mahon is willing to continue to make his services available to the Bank on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Bank and Mr. Mahon hereby agree as follows:

1.           Representations and Warranties of the Parties.

(a)           The Bank hereby represents and warrants to Mr. Mahon that:

(i)           it has all requisite power and authority to execute, enter into and deliver this Agreement and to perform each and every one of its obligations hereunder; and

(ii)           the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of the Bank; and

(iii)           neither the execution or delivery of this Agreement, nor the performance of or compliance with any of the terms and conditions hereof, is prevented or in any way limited by (A) any agreement or instrument to which the Bank is a party or by which it is bound, or (B) any provision of law, including, without limitation, any statute, rule or regulation or any order of any order of any court or administrative agency, applicable to the Bank or its business.

(b)           Mr. Mahon hereby represents and warrants to the Bank that:

(i)           he has all requisite power and authority to execute, enter into and deliver this Agreement and to perform each and every one of his obligations hereunder; and

(ii)           neither the execution or delivery of this Agreement, nor the performance of or compliance with any of the terms and conditions hereof, is prevented or in any way limited by (A) any agreement or instrument to which he is a party or by which he is bound, or (B) including, without limitation, any statute, rule or regulation or any order of any court or administrative agency, applicable to him.

2.           Employment.

The Bank hereby continues the employment of Mr. Mahon, and Mr. Mahon hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

3.           Employment Period.

(a)           The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 3 ("Employment Period"). The Employment Period shall be for an initial term of three years beginning on the Initial Effective Date and ending on the third anniversary date of the Initial Effective Date, plus such extensions, if any, as are provided by the Board pursuant to section 3(b).

(b)           Prior to the first anniversary of the Initial Effective Date and each anniversary date thereafter (each, an "Anniversary Date"), the Board shall review the terms of this Agreement and Mr. Mahon's performance of services hereunder and may, in the absence of objection from Mr. Mahon, approve an extension of the Employment Period. In such event, the Employment Period shall be extended to the third anniversary of the relevant Anniversary Date.

(c)           The Bank or Mr. Mahon may, at any time by written notice given to the other, elect to terminate this Agreement. Any such notice given by the Bank shall be accompanied by a certified copy of a resolution, adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board duly called and held, authorizing the giving of such notice.

(d)           Notwithstanding anything herein contained to the contrary: (i) Mr. Mahon's employment with the Bank may be terminated during the Employment Period, in accordance with the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Mr. Mahon's employment following the expiration of the Employment Period upon such terms and conditions as the Bank and Mr. Mahon may mutually agree upon.

(e)           For all purposes of this Agreement, any reference to the "Remaining Unexpired Employment Period" as of any specified date shall mean a period commencing on the date specified and ending on the last day of the third (3rd) year from the date specified, or, if neither party has given notice electing a discontinuance of the Employment Period, on the third (3rd) anniversary of the date specified.

4.           Duties.

During the Employment Period, Mr. Mahon shall:

(a)           except to the extent allowed under section 7 of this Agreement, devote his full business time and attention to the business and affairs of the Bank and use his best efforts to advance the Bank's interests;

(b)           serve as First Executive Vice President and Chief Financial Officer if duly appointed and/or elected to serve in such position; and

(c)           have such functions, duties and responsibilities not inconsistent with his title and office as may be assigned to him by or under the authority of the Board, in accordance with organization Certificate, By-laws, Applicable Laws, Statutes and Regulations, custom and practice of the Bank as in effect on the date first above written. Mr. Mahon shall have such authority as is necessary or appropriate to carry out his assigned duties. Mr. Mahon shall report to and be subject to direction and supervision by the Board.

(d)           none of the functions, duties and responsibilities to be performed by Mr. Mahon pursuant to this Agreement shall be deemed to include those functions, duties and responsibilities performed by Mr. Mahon in his capacity as director of the Bank.

5.           Compensation -- Salary and Bonus.

In consideration for services rendered by Mr. Mahon under this Agreement, the Bank shall pay to Mr. Mahon a salary at an annual rate equal to:

(a)           during the period beginning on January 1, 2009 and ending on December 31, 2009, no less than $388,000;

(b)           during each calendar year that begins after December 31, 2009, such amount as the Board may, in its discretion, determine, but in no event less than the rate in effect on December 31, 2009; or

(c)           for each calendar year that begins on or after a Change in Control, the product of Mr. Mahon's annual rate of salary in effect immediately prior to such calendar year, multiplied by the greatest of:

(i)           1.06;

(ii)           the quotient of (A) the U.S. City Average All Items Consumer Price Index for All Urban Consumers (or, if such index shall cease to be published, such other measure of general consumer price levels as the Board may, in good faith, prescribe) for October of the immediately preceding calendar year, divided by (B) the U.S. City Average All Items Consumer Price Index for All Urban Consumers (or, if such index shall cease to be published, such other measure of general consumer price levels as the Board may, in good faith, prescribe) for October of the second preceding calendar year; and

(iii)           the quotient of (A) the average annual rate of salary, determined as of the first day of such calendar year, of the officers of the Bank (other than Mr. Mahon) who are assistant vice presidents or more senior officers, divided by (B) the average annual rate of salary, determined as of the first day of the immediately preceding calendar year, of the officers of the Bank (other than Mr. Mahon) who are assistant vice presidents or more senior officers;

The salary payable under this section 5 shall be paid in approximately equal installments in accordance with the Bank's customary payroll practices. Nothing in this section 5 shall be construed as prohibiting the payment to Mr. Mahon of a salary in excess of that prescribed under this section 5 or of additional cash or non-cash compensation in a form other than salary, to the extent that such payment is duly authorized by or under the authority of the Board.

(d)           no portion of the compensation paid to Mr. Mahon pursuant to this Agreement shall be deemed to be compensation received by Mr. Mahon in his capacity as director of the Bank.

6.           Employee Benefits Plans and Programs; Other Compensation.

Except as otherwise provided in this Agreement, Mr. Mahon shall be treated as an employee of the Bank and be entitled to participate in and receive benefits under the Bank's Retirement Plan, Incentive Savings Plan, group life and health (including medical and major medical) and disability insurance plans, and such other employee benefit plans and programs, including but not limited to any long-term or short-term incentive compensation plans or programs (whether or not employee benefit plans or programs), as the Bank may maintain from time to time, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and with the Bank's customary practices. Following a Change in Control, all such benefits to Mr. Mahon shall be continued on terms and conditions substantially identical to, and in no event less favorable than, those in effect prior to the Change in Control.

In the event of a conversion of the Bank from a mutual savings bank to a form of organization owned by stockholders ("Conversion"), the Bank will provide, or cause to be provided, to Mr. Mahon in connection with such Conversion, stock-based compensation and benefits, including, without limitation, stock options, restricted stock awards, and participation in tax-qualified stock bonus plans which, in the aggregate, are either (A) accepted by Mr. Mahon in writing as being satisfactory for purposes of this Agreement or (B) in the written, good faith opinion of a nationally recognized executive compensation consulting firm selected by the Bank and satisfactory to Mr. Mahon, whose agreement shall not be unreasonably withheld, are no less favorable than the stock-based compensation and benefits usually and customarily provided to similarly situated executives of similar financial institutions in connection with similar transactions.

7.           Board Memberships and Personal Activities.

Mr. Mahon may serve as a member of the board of directors of such business, community and charitable organizations as he may disclose to the Board from time to time, and he may engage in personal business and investment activities for his own account; provided, however, that such service and personal business and investment activities shall not materially interfere with the performance of his duties under this Agreement. Mr. Mahon may also serve as an officer or director of any parent of the Bank on such terms and conditions as the Bank and its parent may mutually agree upon, and such service shall not be deemed to materially interfere with Mr. Mahon's performance of his duties hereunder or otherwise result in a material breach of this Agreement.

8.           Working Facilities and Expenses.

Mr. Mahon's principal place of employment shall be at the Bank's executive offices at the address first above written, or at such other location in the New York metropolitan area as determined by the Board. The Bank shall provide Mr. Mahon, at his principal place of employment, with a private office, stenographic services and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Bank shall (i) reimburse Mr. Mahon for his ordinary and necessary business expenses incurred in the performance of his duties under this Agreement (including but not limited to travel and entertainment expenses); and (iii) reimburse Mr. Mahon for fees for memberships in such clubs and organizations as Mr. Mahon and the Bank, and such other expenses as Mr. Mahon and the Bank, shall mutually agree are necessary and appropriate for business purposes, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require, each such reimbursement payment to be made promptly following receipt of the itemized account and in any event not later than the last day of the year following the year in which the expense was incurred. Mr. Mahon shall be entitled to no less than four (4) weeks of paid vacation during each year in the Employment Period. Mr. Mahon shall be responsible for the payment of any taxes on account of any benefit provided herein.

9.           Termination Giving Rise to Severance Benefits.

(a)           In the event that Mr. Mahon's employment with the Bank shall terminate during the Employment Period on account of the termination of Mr. Mahon's employment with the Bank other than:

(i)           a Termination for Cause (within the meaning of section 12(a) of this Agreement);

(ii)           a voluntary resignation by Mr. Mahon other than a Resignation for Good Reason (within the meaning of section 12(b) of this Agreement);

(iii)           a termination on account of Mr. Mahon's death; or

(iv)           a termination after both of the following conditions exist: (A) Mr. Mahon has been absent from the full-time service of the Bank on account of his Disability (as defined in section 11(b) of this Agreement) for at least six (6) consecutive months; and (B) Mr. Mahon shall have failed to return to work in the full-time service of the Bank within thirty (30) days after written notice requesting such return is given to Mr. Mahon by the Bank; then the Bank shall provide to Mr. Mahon the benefits and pay to Mr. Mahon the amounts provided under section 9(b) of this Agreement.

(b)           In the event that Mr. Mahon's employment with the Bank shall terminate under circumstances described in section 9(a) of this Agreement, the following benefits and amounts shall be paid or provided to Mr. Mahon (or, in the event of his death, to his estate), in accordance with section 26, on his termination of employment:

(i)           his earned but unpaid salary as of the date of the termination of his employment with the Bank, payable when due but in no event later than thirty (30) days following his termination of employment with the Bank, and a portion of any outstanding cash incentive award (whether for an annual or longer performance period), pro-rated to reflect the portion of the performance period that elapses prior to termination of employment and payable at the same time and subject to the same terms and conditions (including but not limited to satisfaction of performance criteria) applicable under the relevant plan;

(ii)           (A) the benefits, if any, to which Mr. Mahon and his family and dependents are entitled as a former employee, or family or dependents of a former employee, under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank's officers and employees, in accordance with the terms of such plans and programs in effect on the date of his termination of employment, or if his termination of employment occurs after a Change in Control, on the date of his termination of employment or on the date of such Change in Control, whichever results in more favorable benefits as determined by Mr. Mahon, where credit is given for three additional years of service and age in determining eligibility and benefits for any plan and program where age and service are relevant factors, and (B) payment for all unused vacation days and floating holidays in the year in which his employment is terminated, at his highest annual rate of salary for such year;

(iii)           continued group life, health (including hospitalization, medical and major medical, dental, accident and long-term disability insurance benefits), in addition to that provided pursuant to section 9(b)(ii) of this Agreement and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide Mr. Mahon and his family and dependents for the Remaining Unexpired Employment Period, coverage identical to and in any event no less favorable than the coverage to which they would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change in Control, on the date of his termination of employment or during the one-year period ending on the date of such Change in Control, whichever results in more favorable benefits as determined by Mr. Mahon) if he had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement; provided, however, that, to the extent that the promise or provision of any continued group health benefit pursuant to this section 9(b)(iii) would cause a group health plan maintained for the officers or employees of the Company or the Bank to fail to comply with section 2716 of the Public Health Service Act, Mr. Mahon shall be provided with distributions of cash in lieu of such benefit, at the same times and in the same forms as the premium payments which would have been made to provide such benefit, in amounts adequate for Mr. Mahon to purchase a comparable health benefit;

(iv)           a lump sum payment in an amount equal to the sum of (A) the present value of the salary that Mr. Mahon would have earned if he had worked for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) provided for under this Agreement, where such present value is to be determined using a discount rate of six percent (6%) per annum, compounded with the frequency corresponding to the Bank's regular payroll periods with respect to its officers, plus (B) the product of (I) the amount payable under (A) above, multiplied by (II) the target bonus (expressed as a percentage of salary) for the year in which termination occurs, or, if higher, the average of the actual bonuses earned (expressed as a percentage of salary) for the most recent three (3) years;

(v)           a lump sum payment in an amount equal to the excess, if any, of: (A) the present value of the benefits to which he would be entitled under any defined benefit plans maintained by, or covering employees of, the Bank (including any "excess benefit plan" within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other special or supplemental plan) as in effect on the date of his termination, if he had worked for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement and been fully vested in such plan or plans and had continued working for the Bank during the Remaining Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period, over (B) the present value of the benefits to which he is actually entitled under any such plans maintained by, or covering employees of, the Bank as of the date of his termination where such present values are to be determined using a discount rate of six percent (6%) per annum, compounded monthly, and the mortality tables prescribed under section 72 of the Internal Revenue Code of 1986 ("Code"); provided, however, that if payments are made under this section 9(b)(v) as a result of this section deeming otherwise unvested amounts under such defined benefit plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

(vi)           a lump sum payment in an amount equal to the excess, if any, of (A) the present value of the benefits attributable to the Bank's contribution to which he would be entitled under any defined contribution plans maintained by, or covering employees of, the Bank (including any "excess benefit plan" within the meaning of section 3(36) of ERISA, or other special or supplemental plan) as in effect on the date of his termination, if he had worked for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement, and made the maximum amount of employee contributions, if any, required or permitted under such plan or plans, and been eligible for the highest rate in matching contributions under such plan or plans during the Remaining Unexpired Employment Period which is prior to Mr. Mahon's termination of employment with the Bank, and been fully vested in such plan or plans, over (B) the present value of the benefits attributable to the Bank's contributions to which he is actually entitled under such plans as of the date of his termination of employment with the Bank, where such present values are to be determined using a discount rate of six percent (6%) per annum, compounded with the frequency corresponding to the Bank's regular payroll periods with respect to its officers; provided, however, that if payments are made under this section 9(b)(vi) as a result of this section deeming otherwise unvested amounts under such defined contribution plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

(vii)           the payments that would have been made to Mr. Mahon under any incentive compensation plan maintained by, or covering employees of, the Bank (other than bonus payments to which section 9(b)(iv) of this Agreement is applicable or incentive awards that are equity-based or granted in lieu of equity-based awards) if he had continued working for the Bank during the Remaining Unexpired Employment Period and had earned an incentive award in each calendar year that ends during the Remaining Unexpired Employment Period in an amount equal to the product of (A) the present value of the compensation that would have been paid to Mr. Mahon during each calendar year at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) provided for under this Agreement, where such present value is to be determined using a discount rate of six percent (6%) per annum, compounded with the frequency corresponding to the Bank’s regular payroll periods with respect to its officers, multiplied by (B) the target incentive award (expressed as a percentage of compensation) for the year in which termination occurs, or, if higher, the average of the actual incentive awards earned (expressed as a percentage of compensation) for the most recent three (3) years, such payments to be made at the same time and in the same manner as payments are made to other officers of the Bank pursuant to the terms of such incentive compensation plan; provided, however, that payments under this section 9(b)(vii) shall not be made to Mr. Mahon for any year on account of which no payments are made to any of the Bank's officers under any such incentive compensation plan; and

(viii)           the benefits to which Mr. Mahon is entitled under the Bank's Supplemental Executive Retirement Plan (or other excess benefits plan with the meaning of section 3(36) of ERISA or other special or supplemental plan) shall be paid to him in a lump sum, where such lump sum is computed using the mortality tables under the Bank's tax-qualified pension plan and a discount rate of 6% per annum. If the amount may be increased by a subsequent Change in Control, any additional payment shall be made at the time and in the form provided under the relevant plan, or, if no such time or form is provided, upon the first of the following events to occur on or after the date of such Change in Control: a change in control event (within the meaning of Treasury Regulation section 1.409A-3(i)(5)) with respect to Mr. Mahon, Mr. Mahon’s separation from service (within the meaning of section 1.409A-1(h)), Mr. Mahon’s death or Mr. Mahon’s disability (within the meaning of Treasury Regulation section 1.409A-3(i)(4)). From the date of such Change of Control until the date of payment, any additional payment so deferred shall be held in trust for Mr. Mahon, the terms of which trust shall be those set forth in section 26.

(c)           Mr. Mahon shall not be required to mitigate the amount of any payment provided for in this section 9 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this section 9 be reduced by any compensation earned by Mr. Mahon as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Mr. Mahon to the Bank, or otherwise except as specifically provided in section 9(b)(iii) of this Agreement. The Bank and Mr. Mahon hereby stipulate that the damages which may be incurred by Mr. Mahon as a consequence of any such termination of employment are not capable of accurate measurement as of the date first above written and that the benefits and payments provided for in this Agreement constitute a reasonable estimate under the circumstances of all damages sustained as a consequence of any such termination of employment, other than damages arising under or out of any stock option, restricted stock or other non- qualified stock acquisition or investment plan or program, it being understood and agreed that this Agreement shall not determine the measurement of damages under any such plan or program in respect of any termination of employment.

10.           Termination Without Severance Benefits.

In the event that Mr. Mahon's employment with the Bank shall terminate during the Employment Period on account of:

(a)           Termination for Cause (within the meaning of section 12(a) of this Agreement);

(b)           voluntary resignation by Mr. Mahon other than a Resignation for Good Reason (within the meaning of section 12(b) of this Agreement); or

(c)           Mr. Mahon's death;

then the Bank shall have no further obligations under this Agreement, other than the payment to Mr. Mahon (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such other benefits, if any, to which he is entitled as a former employee under the Bank's employee benefit plans and programs and compensation plans and programs and payment for all unused vacation days and floating holidays in the year in which his employment is terminated, at his highest annual salary for such year.

11.           Death and Disability.

(a)           Death. If Mr. Mahon's employment is terminated by reason of Mr. Mahon's death during the Employment Period, this Agreement shall terminate without further obligations to Mr. Mahon's legal representatives under this Agreement, other than for payment of amounts and provision of benefits under sections 9(b) (i) and (ii); provided, however, that if Mr. Mahon dies while in the employment of the Bank, his designated beneficiary(ies) shall receive a death benefit, payable through life insurance or otherwise, which is the equivalent on a net after-tax basis of the death benefit payable under a term life insurance policy, with a stated death benefit of three times Mr. Mahon's then Annual Base Salary; provided further, however, that any such benefit shall be reduced, but not below zero, by the amount of any death benefits payable to any designated beneficiary(ies) of Mr. Mahon under any life insurance provided by the Company or the Bank.

(b)           Disability. If Mr. Mahon's employment is terminated by reason of Mr. Mahon's Disability as defined in section 11(c) during the Employment Period, this Agreement shall terminate without further obligations to Mr. Mahon, other than for payment of amounts and provision of benefits under section 9(b) (i) and (ii); provided, however, that in the event of Mr. Mahon's Disability while in the employment of the Bank, the Bank will pay to him, in accordance with section 26, a lump sum amount equal to three times his then Annual Base Salary; provided further, however, that any such benefit shall be reduced, but not below zero, by the amount of any disability benefits payable to or for Mr. Mahon under any disability plan provided by the Company or the Bank.

(c)           For purposes of this Agreement, "Disability" shall be defined in accordance with the terms of the Bank's long term disability policy.

(d)           Payments under this section 11 shall be made upon Mr. Mahon's death or disability.

12.           Definition of Termination for Cause and Resignation for Good Reason.

(a)           Mr. Mahon's termination of employment with the Bank shall be deemed a "Termination for Cause" if such termination occurs for "cause," which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; provided, however, that Mr. Mahon shall not be deemed to have been discharged for cause unless and until he shall have received a written notice of termination from the Board, accompanied by a resolution duly adopted by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose (after reasonable notice to Mr. Mahon and a reasonable opportunity for Mr. Mahon to make oral and written presentations to the members of the Board, on his own behalf, or through a representative, who may be his legal counsel, to refute the grounds for the proposed determination) finding that in the good faith opinion of the Board grounds exist for discharging Mr. Mahon for cause.

(b)           Mr. Mahon's termination of employment with the Bank shall be deemed a Resignation for Good Reason if such termination occurs following any one or more of the following events:

(i)           (A) the assignment to Mr. Mahon of any duties inconsistent with Mr. Mahon's status as First Executive Vice President and Chief Financial Officer of the Bank or (B) a substantial adverse alteration in the nature or status of Mr. Mahon's responsibilities from those in effect immediately prior to the alteration; or (C) any Change in Control described in section 13(b);

(ii)           a reduction by the Bank in Mr. Mahon's annual base salary as in effect on the date first above written or as the same may be increased from time to time, unless such reduction was mandated at the initiation of any regulatory authority having jurisdiction over the Bank;

(iii)           the relocation of the Bank's principal executive offices to a location outside the New York metropolitan area or the Bank's requiring Mr. Mahon to be based anywhere other than the Bank's principal executive offices except for required travel on the Bank's business to an extent substantially consistent with Mr. Mahon's business travel obligations at the date first above written;

(iv)           the failure by the Bank, without Mr. Mahon's consent, to pay to Mr. Mahon, within seven (7) days of the date when due, (A) any portion of his compensation, or (B) any portion of an installment of deferred compensation under any deferred compensation program of the Bank, which failure is not inadvertent and immaterial and which is not promptly cured by the Bank after notice of such failure is given to the Bank by the Executive;

(v)           the failure by the Bank to continue in effect any compensation plan in which Mr. Mahon participates which is material to his total compensation, including but not limited to the Retirement Plan and the Bank's Incentive Savings Plan or any substitute plans unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Bank to continue his participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, unless such failure is the result of action (A) mandated at the initiative of any regulatory authority having jurisdiction over the Bank or (B) generally applicable to all covered employees;

(vi)           the failure by the Bank to continue to provide Mr. Mahon with benefits substantially similar to those enjoyed by Mr. Mahon under the Retirement Plan and the Bank's Incentive Savings Plan or under any of the Bank's life, health (including hospitalization, medical and major medical), dental, accident, and long-term disability insurance benefits, in which Mr. Mahon is participating, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive Mr. Mahon of the number of paid vacation days to which he is entitled, on the basis of years of service with the Bank, rank or otherwise, in accordance with the Bank's normal vacation policy, unless such failure is the result of action (A) mandated at the initiative of any regulatory authority having jurisdiction over the Bank or (B) generally applicable to all covered employees;

(vii)           the failure of the Bank to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in section 15(a) of this Agreement;

(viii)           any purported termination of employment by the Bank which is not effected pursuant the provisions of section 12(a) regarding Termination for Cause or on account of Disability;

(ix)           a material breach of this Agreement by the Bank, which the Bank fails to cure within thirty (30) days following written notice thereof from Mr. Mahon;

(x)           in the event of a Change in Control described in section 13(b) of this Agreement, a failure of the Bank to provide, or cause to be provided, to Mr. Mahon in connection with such Change in Control, stock-based compensation and benefits, including, without limitation, stock options, restricted stock awards, and participation in tax-qualified stock bonus plans which, in the aggregate, are either (A) accepted by Mr. Mahon in writing as being satisfactory for purposes of this Agreement or (B) in the written, good faith opinion of a nationally recognized executive compensation consulting firm selected by the Bank and satisfactory to Mr. Mahon, whose agreement shall not be unreasonably withheld, are no less favorable than the stock-based compensation and benefits usually and customarily provided to similarly situated executives of similar financial institutions in connection with similar transactions; or

(xi)           a change in the position to which Mr. Mahon reports;

(xii)           in the event of a Change in Control described in section 13(a) of this Agreement, termination of employment for any or no reason whatsoever during the period of sixty (60) days beginning on the first anniversary of the effective date of such Change in Control.

13.           Definition of Change in Control.

For purposes of this Agreement, a Change in Control of the Bank shall mean:

(a)           the occurrence of any event upon which any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Bank; (B) a corporation owned, directly or indirectly, by the stockholders of the Bank in substantially the same proportions as their ownership of stock of the Bank; or (C) Mr. Mahon, or any group otherwise constituting a person in which Mr. Mahon is a member, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Bank representing 25% or more of the combined voting power of all of the Bank's then outstanding securities; or

(b)           the occurrence of any event upon which the individuals who on the Initial Effective Date are members of the Board, together with individuals (other than any individual designated by a person who has entered into an agreement with the Bank to effect a transaction described in section 13(a) or 13(c) of this Agreement) whose election by the Board or nomination for election by the Bank's stockholders was approved by the affirmative vote of at least two-thirds of the members of Board then in office who were either members of the Board on the Initial Effective Date or whose nomination or election was previously so approved cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Bank (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(c)            (i)           the consummation of a merger or consolidation of the Bank with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

(A)           either (A) the members of the Board of the Bank immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (B) the shareholders of the Bank own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities then outstanding in substantially the same proportions as their ownership of voting securities of the Bank before such merger or consolidation; and

(B)           the entity which results from such merger or consolidation expressly agrees in writing to assume and perform the Bank's obligations under this Agreement; or

(ii)           the shareholders of the Bank approve either a plan of complete liquidation of the Bank or an agreement for the sale or disposition by the Bank of all or substantially all of its assets; and

(d)           any event which would be described in section 13(a), (b) or (c) if the term "Company" were substituted for the term "Bank" therein. Such an event shall be deemed to be a Change in Control under the relevant provision of section 13(a), (b) or (c).

It is understood and agreed that more than one Change in Control may occur at the same or different times during the Employment Period and that the provisions of this Agreement shall apply with equal force and effect with respect to each such Change in Control.

14.           No Effect on Employee Benefit Plans or Programs.

Except as expressly provided in this Agreement, the termination of Mr. Mahon's employment during the Employment Period or thereafter, whether by the Bank or by Mr. Mahon, shall have no effect on the rights and obligations of the parties hereto under the Bank's the Retirement Plan and the Bank's Incentive Savings Plan, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs (whether or not employee benefit plans or programs) and, following the conversion of the Bank to stock form, any stock option and appreciation rights plan, employee stock ownership plan and restricted stock plan, as may be maintained by, or cover employees of, the Bank from time to time.

15.           Successors and Assigns.

(a)           The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure of the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed to constitute a material breach of the Bank's obligations under this Agreement.

(b)           This Agreement will inure to the benefit of and be binding upon Mr. Mahon, his legal representatives and testate or intestate distributees, and the Bank, their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Bank may be sold or otherwise transferred.

16.           Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Mr. Mahon:

         [ADDRESS OMITTED]

If to the Bank:

The Dime Savings Bank of Williamsburgh

209 Havemeyer Street

Brooklyn, New York 11211

Attention: Corporate Secretary

With a copy to:

Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

Attention: W. Edward Bright, Esq.

17.           Indemnification and Attorneys' Fees.

The Bank shall pay to or on behalf of Mr. Mahon all reasonable costs, including legal fees, incurred by him in connection with or arising out of his consultation with legal counsel or in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Mr. Mahon shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement; provided, further, that this section 17 shall not obligate the Bank to pay costs and legal fees on behalf of Mr. Mahon under this Agreement in excess of $50,000. Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which Mr. Mahon incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to Mr. Mahon’s right to reimbursement; provided, however, that Mr. Mahon shall have submitted to the Bank documentation supporting such expenses at such time and in such manner as the Bank may reasonably require. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank's obligations hereunder shall be conclusive evidence of Mr. Mahon's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

18.           Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

19.           Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against who its enforcement is sought. Any waiver or relinquishment of such right or power at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

20.           Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

21.           Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles.

22.           Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated. Any reference to the term "Board" shall mean the Board of Trustees of the Bank while the Bank is a mutual savings bank and the Board of Directors of the Bank while the Bank is a stock savings bank. Any reference to the term "Bank" shall mean the Bank in its mutual form prior to the conversion and in its stock form on and after the conversion. If the Bank does not convert to stock form, any reference to the Bank's being a stock savings bank shall have no effect.

23.           Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Amended and Restated Employment Agreement dated June 26, 1996 between the Bank and Mr. Mahon. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Bank shall reasonably deem necessary or appropriate to effect compliance with Section 409A of the Code and the regulations thereunder, and to avoid the imposition of penalties and additional taxes under Section 409A of the Code, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to Mr. Mahon on a present value basis.

24.           Arbitration Clause.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; the expense of such arbitration shall be borne by the Bank.

25.           Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Association:

(a)           Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 9(b) hereof (exclusive of amounts described in section 9(b)(i) and (viii)) exceed the three times the Executive's average annual total compensation for the last five consecutive calendar years to end prior to his termination of employment with the Association (or for his entire period of employment with the Association if less than five calendar years).

(b)           Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Association, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

(c)           Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Association pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(3) or 1818(g)(1), the Association's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Association, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Association's obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d)           Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all prospective obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Association and the Executive shall not be affected.

(e)           Notwithstanding anything herein contained to the contrary, if the Association is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. Section 1813(x)(1), all prospective obligations of the Association under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Association and the Executive shall not be affected.

(f)           Notwithstanding anything herein contained to the contrary, all prospective obligations of the Association hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Association: (i) by the Director of the OTS or his designee or the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. Section 1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Association or when the Association is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

26.           Compliance with Section 409A of the Code.

Mr. Mahon and the Bank acknowledge that each of the payments and benefits promised to Mr. Mahon under this Agreement must either comply with the requirements of Section 409A of the Code ("Section 409A") and the regulations thereunder or qualify for an exception from compliance. To that end, Mr. Mahon and the Bank agree that:

(a)           the expense reimbursements described in Section 8 and legal fee reimbursements described in Section 17 are intended to satisfy the requirements for a "reimbursement plan" described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

(b)           the payment described in Section 9(b)(i) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Bank’s customary payment timing arrangement;

(c)           the benefits and payments described in Section 9(b)(ii) are expected to comply with or be excepted from compliance with Section 409A on their own terms; and

(d)           the welfare benefits provided in kind under section 9(b)(iii) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5) and/or as benefits not includible in gross income;

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of Mr. Mahon’s termination of employment to the date of actual payment) to and paid on the later of the date sixty (60) days after Mr. Mahon’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if Mr. Mahon is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following Mr. Mahon’s separation from service. Each amount payable under this plan that is required to be deferred beyond Mr. Mahon’s separation from service, shall be deposited on the date on which, but for such deferral, the Bank would have paid such amount to Mr. Mahon, in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Bank with the approval of Mr. Mahon (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by Mr. Mahon (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and Mr. Mahon has hereto set his hand, all as of the day and year first above written.

/s/ KENNETH J. MAHON

ATTEST	THE DIME SAVINGS BANK OF WILLIAMSBURGH

By:           By:
Secretary                                           Name:  __________________________
Title:  ___________________________